EXHIBIT 10.6

MANAGEMENT SERVICES AGREEMENT

THIS MANAGEMENT SERVICES AGREEMENT (“Agreement”), dated as of December 31, 2010 and to be effective as of January 1, 2011 (“Effective Date”), is entered into by and between Cuming Flotation Technologies, LLC, a Delaware limited liability company (“OPCO”), and Deep Down, Inc., a Nevada corporation (“Deep Down”).  OPCO and Deep Down are referred to herein collectively as “Parties” and each individually as a “Party”.

RECITALS

A.    Immediately prior to the date hereof, Deep Down was the sole owner of Flotation Technologies Inc. (“Flotec”) and provided overall management and supervisory services to Flotec (including operations, sales and marketing, contracts administration, financial, tax, treasury, human resources and other management services) (the “Services”).  The “Services” include, but are not limited to, the descriptions of job functions set forth on Exhibit A, as well as those services commonly performed by the individuals within Deep Down holding the job titles set forth on Exhibit A.

B.    Immediately prior to the date hereof, Deep Down and York Capital Management (“York”) formed OPCO as a Delaware limited liability company for the purpose of acquiring and holding the combined assets of Flotec and Cuming Corporation (“Cuming”).

C.    Concurrently with the execution hereof, Deep Down and York have engaged in a series of transactions as a result of which: (i) Deep Down will hold an ownership interest in OPCO; and (ii) York will hold an ownership interest in OPCO, indirectly through its wholly owned subsidiary Flotation Investor, LLC, a Delaware limited liability company.

D.    It is the intention of Deep Down and York, as the direct or indirect owners of OPCO after the date hereof, that the business and operations of Flotec and Cuming, on a consolidated basis, will continue within OPCO after the date hereof and, therefore, Deep Down and York desire that Deep Down provide the Services to OPCO upon the terms and conditions set forth herein.

E.    OPCO desires to receive the Services from Deep Down upon the terms and conditions set forth herein so that OPCO can continue the business and operations of Flotec and Cuming, on a consolidated basis, after the Effective Date hereof.

AGREEMENT

NOW, THEREFORE, in consideration of the promises, the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.   Services.

1.1   Provision of Services.  From and after the Effective Date hereof until the date on which this Agreement is terminated pursuant to Section 3, Deep Down shall provide the Services to OPCO in substantially the same manner and at substantially the same quality and level as provided by Deep Down prior to the Effective Date hereof upon such terms and conditions as Deep Down and OPCO's Board of Directors (the “OPCO Board”) jointly determine in good faith is required or appropriate for the business and operations of OPCO.  Pursuant to Section 1.2, the “Services” shall also include any management, supervisory or other services which the parties hereafter agree to include in those services which Deep Down shall provide to OPCO under this Agreement.

1.2   Additional Services.  From time to time, OPCO may request additional services to be provided by Deep Down that are not otherwise set forth on Exhibit A by providing Deep Down with a written request for such additional services.  Promptly after receipt of such request, Deep Down shall notify OPCO whether it will provide the additional services.  In the event that Deep Down agrees to provide such additional services, representatives of OPCO and Deep Down shall use their reasonable, good faith efforts to agree on the terms and conditions for such additional services.  The rates for such additional services shall be determined between the Parties on a cost basis and, upon commencement of the additional services, such amount shall be included in the Monthly Fee (defined below), to be adjusted as necessary pursuant to Section 2.1.  Any such additional services shall be effective as of the date of execution of an amendment to Exhibit A by duly authorized representatives of the Parties.

1.3   Replacement of Personnel; Termination of Services.

a.
OPCO shall have the right to replace any personnel of Deep Down performing any of the Services as set forth in this Section 1.3(a).  Such right to replace personnel may be exercised by OPCO at any time by providing written notice identifying the personnel that OPCO desires to replace (“Replacement Notice”) to Deep Down.  Within 60 days of receipt of a Replacement Notice, Deep Down shall either (i) remove the personnel identified in such Replacement Notice and provide substitute personnel to provide the Services that were performed by the removed personnel or (ii) provide OPCO with notice that substitute personnel cannot be provided with respect to such Service, that such Service will be terminated and that the termination of such Service shall be considered effective upon the 60th day following Deep Down’s receipt of the Replacement Notice.

b.
OPCO shall have the right to terminate any Service as set forth in this Section 1.3(b).  Such right to terminate a Service may be exercised by OPCO at any time by providing written notice identifying the Service OPCO desires to terminate (“Termination Notice”) to Deep Down.  Within 60 days of receipt of a Termination Notice, Deep Down shall discontinue providing the Service identified in such Termination Notice and the termination of such Service shall be considered effective upon the 60th day following Deep Down’s receipt of such Termination Notice.

c.
In the event that any individual providing Services pursuant to this Agreement resigns, is terminated, dies, becomes incapacitated or is otherwise unable to continue performing such Services, both Parties agree to work together in good faith to (1) identify and engage a replacement for such individual or (2) find an alternative for providing the Services previously provided by said individual.

2.   Fees and Expenses.

2.1           Fee.

a.
OPCO shall pay to Deep Down a monthly fee in consideration for the Services provided by management of Deep Down (“Personnel Fee”) and a monthly fee in consideration for the allocated overhead expenses, as set forth on Exhibit B, associated with the Services (the “Overhead Fee” and, together with Personnel Fee, the “Monthly Fee”).  As of the Effective Date, the initial Personnel Fee shall be equal to $109,307 per month (as calculated in Exhibit C).  The Overhead Fee for each month will be calculated based on the formula in Exhibit C, which Overhead Fee for the initial month shall be $9,739.  The Personnel Fee shall be adjusted for any termination of Services pursuant to Section 1.3 in the invoice provided by Deep Down relating to the next occurring billing cycle following the effective date of such termination.  OPCO and Deep Down shall work together in good faith to determine such adjusted Personnel Fee.  Notwithstanding any other provision in this Section 2.1, at no time during the first three (3) months following the Effective Date of this Agreement shall the Monthly Fee be reduced below $119,046 and at no time during the fourth (4th) month, the fifth (5th) month and the sixth (6th) month following the Effective Date of this Agreement shall the Monthly Fee be reduced to an amount less than $60,000 per month (“Minimum Monthly Fees”) except, in both cases, as set forth in Section 2.1(b) below.

b.
In the event one of the named managers in Exhibit C resigns, is terminated, dies, becomes incapacitated or is otherwise unable to continue performing all of the Services provided by such manager pursuant to this Agreement and is not replaced in accordance with the process set forth in Section 1.3(c) above, the Minimum Monthly Fees will be reduced by that manager’s current portion of the current Monthly Fee.

2.2   Payment.  Each Monthly Fee shall be payable in U.S. Dollars by wire transfer and shall be paid on or before the 15th day of the month (or, if such day is not a Business Day, then on the next occurring Business Day thereafter) in which such Service is provided.  A late charge of the lesser of 1.5% per month or the maximum amount permitted by law shall be assessed on all overdue payments not made within 30 days of becoming due and payable.  OPCO agrees to pay all costs of collection, including reasonable attorney’s fees, incurred by Deep Down in conjunction with OPCO’s failure to pay any fees incurred under the terms of this Agreement.  For the purposes of this Section 2.2, “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the city of New York.

2.3   Taxes.  The fees for Services do not include any sales tax, value-added tax, goods and services tax or similar tax (“Taxes”) payable with respect to the provision of Services.  Any Taxes required to be charged by Deep Down under any applicable Law are payable by OPCO in addition to the amounts to be paid by OPCO hereunder for the Services; provided that any Tax based upon the net income of Deep Down shall be paid by Deep Down.

2.4   Disputed Amounts.  In the event OPCO disputes in good faith the accuracy of any portion of an invoice, OPCO shall provide Deep Down written notice (“Dispute Notice”) within fifteen (15) days (“Dispute Period”) of receiving such invoice notifying Deep Down of such disputed amount and shall proceed to pay all undisputed portions of such invoices pursuant to Sections 2.1 and 2.2 hereof.  If Deep Down does not receive a Dispute Notice within the Dispute Period then the subject invoice will deemed to have been accepted by OPCO and OPCO waives its right to dispute such invoice.  The Dispute Notice shall state (i) the specific amount of the dispute, and (ii) provide a written description defining the scope of the dispute and any evidence that supports the validity of the amount disputed. If a Dispute Notice is received by Deep Down within the Dispute Period, Deep Down and OPCO shall seek to resolve the dispute in good faith.

2.5   Expenses.  In addition to the Monthly Fee, all other documented, reasonable out-of-pocket third-party fees, costs and related expenses incurred by Deep Down in the performance of its duties hereunder (“Expenses”) shall be paid for by OPCO.  Such Expenses shall be paid within 30 days following OPCO's receipt of any applicable expense report or reasonable supporting documentation therefor.

3.   Term.

3.1    This Agreement shall commence as of the Effective Date and shall continue for a period of twelve (12) months (the “Initial Term”).  After the Initial Term, this Agreement shall continue until the 120th day after the date on which Deep Down or OPCO delivers written notice to the other of its election to terminate the Services, unless this Agreement is earlier terminated pursuant to Section 3.2 below.

3.2    Either party may terminate this Agreement at any time if the other party shall fail to perform any of its material obligations hereunder, and such failure continues for a period of 60 days following written notice thereof to the breaching party, provided that with regard to any perceived failure concerning the quality of or OPCO’s requirement for certain Services the sole remedy of OPCO shall be those found in Section 1.3.

4.   Proprietary Information.

4.1   Definition.  The term “Proprietary Information” in this Agreement means all information and any idea in whatever form, tangible or intangible, whether or not reduced to writing, whether or not protectable by patent, copyright, or other intellectual property right, and whether or not disclosed to or learned or developed by Deep Down, pertaining to the business or operations of OPCO, unless (i) the information is or becomes publicly known through lawful means; or (ii) the information is disclosed to Deep Down without confidential or proprietary restriction by a third party who rightfully possesses the information (without confidential or proprietary restriction) and did not learn of it, directly or indirectly, from OPCO.

4.2   General Restrictions on Use.  Deep Down agrees to hold all Proprietary Information in strict confidence and trust for the sole benefit of OPCO and not to, directly or indirectly, disclose, use, copy, publish, summarize, or remove from OPCO's premises any Proprietary Information (or remove from the premises any other property of OPCO), except (i) during the term of this Agreement to the extent necessary to carry out Deep Down's responsibilities under this Agreement, (ii) after termination of this Agreement as specifically authorized in writing by OPCO or (iii) except as may be otherwise required by law.

4.3   Property of OPCO.  Deep Down understands that all equipment, notebooks, documents, memoranda, reports, files, samples, books, correspondence, lists, other written and graphic records, and the like and copies thereof, reflecting and relating to the business of OPCO or OPCO's members, affiliates or employees, which Deep Down may prepare, use, construct, observe, possess, or control (i) shall be and remain OPCO's sole property, (ii) shall not be removed from OPCO's premises without the written approval of OPCO except in the normal course of Deep Down's duties for OPCO and (iii) shall be promptly returned to OPCO upon termination of this Agreement (except that Deep Down may keep a copy of such information for archival purposes only).

5.   Miscellaneous Provisions.

5.1	Indemnification.

a.
For purposes of this Section 5.1, (i) “Affiliate” shall mean, with respect to either party hereto, such party's directors, stockholders, members, officers, employees, representatives and agents, and (ii) “Damages” shall mean any and all losses, liabilities, obligations, costs, expenses, damages or judgments of any kind or nature whatsoever (including reasonable attorneys', accountants' and experts' fees, disbursements of counsel, and other costs and expenses incurred in pursuing or defending claims under this Section 5.1).

b.
Subject to subsection (d) below, OPCO shall defend, indemnify and hold harmless Deep Down, and each of Deep Down's Affiliates, from and against any Damages arising out of or resulting from a breach by OPCO of any of its agreements or covenants hereunder, except to the extent that such Damages result from or relate to any grossly negligent act or omission or bad faith or willful misconduct of Deep Down.

c.
Subject to subsection (d) below, Deep Down shall defend, indemnify and hold harmless OPCO, and each of OPCO's Affiliates, from and against any Damages arising out of or resulting from a breach by Deep Down of any of its agreements or covenants hereunder, except to the extent that such Damages result from or relate to any grossly negligent act or omission or bad faith or willful misconduct of OPCO.

d.
IN NO EVENT SHALL ANY PARTY (OR ANY OF ITS AFFILIATES) BE LIABLE TO THE OTHER PARTY (OR ANY OF ITS AFFILIATES) FOR ANY SPECIAL, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, WHETHER FORESEEABLE OR NOT, RESULTING FROM THE BREACH BY SUCH PARTY OF ITS OBLIGATIONS OR REPRESENTATIONS HEREUNDER OR OTHERWISE ARISING OUT OF THIS AGREEMENT, EXCEPT TO THE EXTENT THAT SUCH DAMAGES RESULT FROM OR RELATE TO ANY GROSSLY NEGLIGENT ACT OR OMISSION OR BAD FAITH OR WILLFUL MISCONDUCT OF SUCH PARTY.

5.2   Survival of Certain Representations.  The representations and warranties contained herein, the provisions of Sections 5.1(c) and 5.1(d), and Deep Down's obligations under Section 4 shall survive termination or expiration of this Agreement.

5.3   Notices.  All notices, requests or consents required or permitted under this Agreement shall be made in writing and shall be given to the other parties by personal delivery, registered or certified mail (with return receipt), overnight air courier (with receipt signature) or facsimile transmission (with “answerback” confirmation of transmission), sent to such party's addresses or telecopy numbers as are set forth below, or such other addresses or telecopy numbers of which the parties have given notice pursuant to this Section 5.3.  Each such notice, request or consent shall be deemed effective upon the date of actual receipt, receipt signature or confirmation of transmission, as applicable.

If to Deep Down:

Deep Down, Inc.
8827 W. Sam Houston Pkwy N.
Suite 100
Houston, Texas  77040
Attention:  ____________________
Facsimile Number:  ______________

with a copy to:

Looper Reed & McGraw, P.C.
1300 Post Oak Blvd.
Suite 2000
Houston, Texas  77056
Attention:  Jeffrey D. Hopkins
Facsimile Number: (713) 986-7100

If to OPCO:

Cuming Flotation Technologies, LLC
c/o York Capital Management
767 Fifth Avenue, 17th
New York, NY 10153
Attention:  Glen Gordon
Facsimile Number:  212-300-1301

5.5   Binding Effect; Non-Assignability.  This Agreement shall inure to the benefit of, and be binding on, the parties hereto, their respective successors and assigns; provided, however, that any assignment of this Agreement by either party (including by operation of law) shall require the prior written consent of the other party.  Any purported transfer, assignment or delegation in breach of this Section 5.5 shall be null and void.

5.6   Entire Agreement.  This Agreement contains the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior agreements, written or oral, with respect thereto.

5.7   Waivers and Amendments.  This Agreement may be amended, modified, superseded, cancelled, renewed, or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance.  No delay on the part of any party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power, or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power, or privilege hereunder.

5.8   Severability; Enforcement.  If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provisions as applied to other persons, places, and circumstances shall remain in full force and effect.

5.9   Governing Law.  This Agreement and all matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such State.

5.10   Attorneys' Fees.  In the event that any party shall bring an action in connection with the performance, breach or interpretation hereof, then the prevailing party in such action as determined by the court or other body having jurisdiction shall be entitled to recover from the losing party in such action, as determined by the court or other body having jurisdiction, all reasonable costs and expense of litigation or arbitration, including reasonable attorney's fees, court costs, costs of investigation and other costs reasonably related to such proceeding.

5.11   Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

5.12   Headings.  The headings in the Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

5.13   Terms.  Each term defined herein shall apply equally to both the singular and the plural forms of such terms.  All accounting and payment terms shall be construed in accordance with generally accepted accounting principles, consistently applied.

5.14   Original Document.  The parties agree that any electronic copy of this Agreement, with proper signature of each of the parties, in any format shall be treated and considered as an “original” for all purposes.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement as of the date and year first above written.

OPCO:	CUMING FLOTATION TECHNOLOGIES, LLC a Delaware limited liability company

	By:	/s/ Joshua Ratner
Name: Joshua Ratner
Title: Manager

Deep Down:	DEEP DOWN, INC. an Nevada corporation

	By:	/s/ Eugene L. Butler
Name: Eugene L. Butler
Title: Executive Chairman